[____________], 2022

[_____________________]

Re:     Award Agreement Amendment

Dear [____________],
Your commitment to and leadership of US Foods have never been more important.
In recognition of your contributions and to help to retain you as the Company searches for a permanent Chief Executive Officer, the Company agrees that, in the event the Company terminates your employment other than for Cause prior to March 31, 2023, the vesting of your equity awards under the US Foods Holding Corp. 2019 Long-Term Incentive Plan (the “Plan”) that are scheduled to vest in March 2023 (to the extent then unvested) will accelerate in full immediately prior to such termination (the “Accelerated Vesting”).
You will be solely liable for all taxes, including Federal, state, local, or foreign income, employment and social security taxes, and penalties that may arise in connection with the Accelerated Vesting, and US Foods and its affiliates shall not have any obligation to pay such taxes or penalties on your behalf.
This agreement is an amendment to your award agreements under the Plan, which remain in full force and effect as amended. The award agreements and this agreement contain the entire agreement between you and US Foods with respect to the Accelerated Vesting. This agreement may not be modified by either party except by a writing signed by both parties.
We request that you acknowledge acceptance of this agreement by signing below and returning a copy via email to Equity@usfoods.com by June 30, 2022. If you do not sign this agreement by such date, it shall become null and void and you will forfeit your right to receive the Accelerated Vesting. Please feel free to contact me or Mike O’Malley, if you have any questions.
On behalf of the entire leadership team at US Foods, we look forward to your acceptance of this retention agreement.

Best regards,

J. David Works
EVP, Chief Human Resources Officer

Accepted By: ____________________________________    Date:    ______________________